EXHIBIT 99.2

Contact: Tammy Chase, Director of Corporate Communications

(312) 321-3230 or tchase@suntimes.com

SUN-TIMES MEDIA GROUP ISSUES LETTER TO SHAREHOLDERS

Chicago Media Company Announces Third-Quarter 2008 Earnings

Today In Separate Press Release

CHICAGO, November 6, 2008 -- Sun-Times Media Group, Inc. (OTCBB:SUTM) today released the following letter by Cyrus Freidheim, President and Chief Executive Officer of the Company. The letter is released simultaneously with the Company's announcement of its third-quarter 2008 financial results in a separate press release.

November 6, 2008

Shareholders of Sun-Times Media Group, Inc.:

Today Sun-Times Media Group, Inc. announced its financial results for the third quarter of 2008. The intent of this letter is to provide additional information to the financial results contained in a separate press release issued today, and to give you a picture of what the Company faces and where we are headed. As always, we are available to answer questions from any of our shareholders about the third quarter's results.

The recession in the newspaper industry deepened in the third quarter. Ad revenues in the Chicago DMA fell by 19 percent from the third quarter of 2007, which followed a decline of 15 percent in the first half of 2008 compared with the first half of 2007. STMG ad revenues in the third quarter of 2008 fell slightly less than the Chicago market. Although we expect a weak market through 2009, we believe that our economy will recover and that the industries on which we depend will increase their advertising by early 2010. After that point we expect ad revenues to eventually stabilize, and we must be prepared to capitalize on the strong continuing demand for local news and information. The Company's franchises and readership remain strong and we must protect them.

In the meantime, we must keep revenue and costs in balance. In view of the worsening market conditions, the Company is taking even more aggressive actions to reduce costs. Our organization understands the severity of the situation and the need for urgent action.

The strategy that we outlined in our letter to shareholders in August is being implemented: to survive the economic downturn through 2009 by aggressive cost reductions, conserve cash and increase our print ad market share and to transform the Company to a fully integrated 24/7 news operations with strong digital capabilities. We are focused on the Chicago markets and on delivering targeted customers to advertisers through a number of print and digital channels.

The following sections review the key operating areas of revenue, cost, cash and quality.

Revenue

Revenue declines affected all of our properties. Total advertising revenues for the quarter fell by 18 percent (19 percent for the Chicago Sun-Times and 17 percent for our community newspapers.) Online revenue decreased 2 percent during the third quarter of 2008 compared with the third quarter of 2007. Advertising market share increased about 1 percent overall. Market share in automobile advertising improved between 2 percent and 3 percent, and 5 percent in total classified advertising. The sales and marketing efforts launched over the past 12 months are beginning to take effect in the market. The Company's advertising market share has risen four out of the past five quarters. However, the overall softness in the market has limited revenue gains.

The Company promoted and marketed the Chicago Sun-Times aggressively to counter industry circulation trends. As a result, circulation for the past six months is running well ahead of the industry. The Chicago Sun-Times' average Sunday circulation rose 4.5 percent between the six-month period ended September 30, 2007 and the six-month period ended September 30, 2008, compared with an industry decline of 4.8 percent for the same period. The newspaper's daily (Monday through Friday) circulation narrowed previous annual declines, with average daily circulation decreasing 3.9 percent between the six-month period ended September 30, 2007 and the six-month period ended September 30, 2008, compared with the industry's average decline of 4.6 percent.

For the six-month period ended September 30, 2008, the Chicago Sun-Times' daily (Monday through Friday) circulation rose 0.3 percent and Sunday circulation increased 3.4 percent when compared to the six-month period ended March 31, 2008.

Company-wide circulation revenue for the third quarter of 2008 was down 2 percent in the quarter compared with the same quarter a year ago. And, on Wednesday, November 5, we had an incredible post-election circulation day for the Chicago Sun-Times. We more than doubled our normal print run for Wednesday's edition and still sold out of newspapers.

Cost Management

In the first half of 2008, we successfully implemented a $50 million annual cost reduction, which we expected would stabilize the Company's cash flow. It didn't. We have developed and are implementing another major cost reduction program of $45 million to $55 million. We expect to implement these actions during the next nine months. In total these two programs are expected to reduce our cost base by almost 30 percent. Our goal is to be cash flow neutral while preparing for a future economic rebound.

We are testing new business models that would give us significantly greater flexibility and changed many fixed costs to variable costs. Outsourcing, downsizing and elimination of poorly performing products continue to be the key roads to cost reduction.

Cash Management

In the third quarter of 2008, the Company's cash position decreased by $16 million. Our cash position at September 30, 2008 was $99.8 million, excluding $10 million in Canadian asset-backed securities. The cost reduction actions referred to above are targeted to reduce the cash burn to zero. Every cash expenditure is being scrutinized.

Quality

A bright spot in your Company is the recognition it receives for journalistic excellence. The Sun-Times News Group continues to win awards for its journalism. A few recent examples:

•	Pioneer Press won several awards for its series on suburban homelessness and many other stories.
•	Sun-Times columnist Carol Marin was named "Journalist of the Year" by the Chicago Journalists Association.
•	The Beacon News in Aurora won "Newspaper of the Year" in its class from the Suburban Newspapers of America.
•	The Chicago Sun-Times won top honors for investigative reporting on the Mayor's family, on Tony Rezko, and for sports coverage by our reporters and photographers.

The Chicago Sun-Times and Suntimes.com have gained national recognition for outstanding political reporting on the presidential election and on Barack Obama. Our investigative team has followed Obama from his early days in the Illinois senate through his election as President. Columnist Lynn Sweet has been prolific and penetrating in her reporting in the paper and on our Web sites. And our talented staff of reporters, photographers and columnists have covered this election better than anyone.

YourSeason.com, our high school sports site, was enhanced and expanded in August 2008. In September and October the site attracted 1.4 million and 1.7 million page views, respectively. Sponsorships have been sold for 170 of the 380 high schools in the region. We believe YourSeason.com has become the leading site for high school sports in the Chicago area.

In September, our Suntimes.com Web sites drew more 4 million unique viewers. Recent data also shows that Sun-Times News Group has more than 3 million unique weekly readers of our print products – touching a significant portion of the 9.4 million people in the Chicago DMA.

We are proud of the achievements of our professionals and confident that the value and relevance of their work will be instrumental in enabling the Company to get through these difficult times.

Governance

Sun-Times Media Group has had a number of changes in governance over the past several years. Recently the Company received a letter from Davidson Kempner Capital Management LLC (DK), one of its shareholders, recommending that our Board of Directors be reconstituted to consist of five directors, including four directors recommended by DK and current director Robert Poile, and not including any other current directors including the CEO.

The Board intends to consider this request with full consideration of its fiduciary responsibility to act in the best interests of all shareholders and its other stakeholders.

Strategic Alternatives

We continue to explore strategic alternatives for the Company, which could include a sale, deregistration, or continuing as a public SEC-reporting company.

The current financial and credit crisis and the state of our industry make the process difficult. Nevertheless we continue to proceed with the process and will notify you when there is news to report.

Our Commitment

Your management team is totally committed to stabilizing our operations and cash position, while protecting our valued franchises to ensure our viability through this most difficult period so that Sun-Times Media Group may emerge as a market leader in our industry.

/s/ Cyrus F. Freidheim, Jr.

About Sun-Times Media Group

Sun-Times Media Group, Inc. is dedicated to being the premier source of local news and information for the greater Chicago area. Its media properties include the Chicago Sun-Times and Suntimes.com as well as newspapers and Web sites serving more than 200 communities across Chicago. Further information can be found at www.thesuntimesgroup.com.

Cautionary Statement on Forward-Looking Statements

Certain statements made in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result," "plan," or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Sun-Times Media Group with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.